Free Writing Prospectus filed pursuant to Rule 433
Preliminary Prospectus Supplement dated April 29, 2025
To Prospectus dated November 3, 2023
Registration Statement File No. 333-275303

Offering of
$1,000,000,000 5.625% Senior Notes due 2028
$500,000,000 6.000% Senior Notes due 2030
(the “Offering”)
April 29, 2025
Pricing Term Sheet
The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated April 29, 2025 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying base prospectus dated November 3, 2023, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-275303). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Las Vegas Sands Corp. (NYSE: LVS)

Offering Format:	SEC Registered

Title of Security:	5.625% Senior Notes due 2028 6.000% Senior Notes due 2030

Principal Amount:	2028 Notes: $1,000,000,000 2030 Notes: $500,000,000

Maturity Date:	2028 Notes: June 15, 2028 2030 Notes: June 14, 2030

Coupon:	2028 Notes: 5.625%, accruing from May 6, 2025 2030 Notes: 6.000%, accruing from May 6, 2025

Price to Public:	2028 Notes: 99.925% of face amount 2030 Notes: 99.889% of face amount

Benchmark Treasury:	2028 Notes: 3.750% UST due April 15, 2028 2030 Notes: 3.875% UST due April 30, 2030

Benchmark Treasury Price and Yield:	2028 Notes: 100-09; 3.648% 2030 Notes: 100-14 ¾; 3.773%

Spread to Benchmark Treasury:	2028 Notes: +200 basis points 2030 Notes: +225 basis points

Yield to Maturity:	2028 Notes: 5.648% 2030 Notes: 6.023%

Interest Payment Dates:	2028 Notes: June 15 and December 15, commencing December 15, 2025 2030 Notes: June 14 and December 14, commencing December 14, 2025

Regular Record Dates:	2028 Notes: May 31 and November 30 2030 Notes: May 30 and November 29

Par Call Date:	2028 Notes: On or after May 15, 2028 2030 Notes: On or after May 14, 2030

Make-Whole Call:	2028 Notes: T+30 basis points (prior to May 15, 2028) 2030 Notes: T+35 basis points (prior to May 14, 2030)

Offer to Repurchase Upon Change of Control Triggering Event:	101% of principal amount, plus accrued and unpaid interest to but excluding the repurchase date

Trade Date:	April 29, 2025

Settlement Date:	May 6, 2025 (T+5)

CUSIP:	2028 Notes: 517834 AM9 2030 Notes: 517834 AN7

ISIN:	2028 Notes: US517834AM90 2030 Notes: US517834AN73

Denominations/Multiple:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Moody’s: Baa3 (Stable); S&P: BB+ (Stable); Fitch: BBB- (Stable)

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC BNP Paribas Securities Corp. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.
*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by the sender.
The issuer has filed a registration statement (including the Preliminary Prospectus Supplement and the accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the Prospectus Supplement and the accompanying prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847 (toll free), BofA Securities, Inc. at (800) 294-1322 (toll free), Goldman Sachs & Co. LLC at (866) 471-2526 (toll free) or Morgan Stanley & Co. LLC at (866) 718-1649 (toll free).
It is expected that delivery of the Notes will be made against payment therefor on or about May 6, 2025, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to May 6, 2025, will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.
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